UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2009

EMULEX CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	001-31353	51-0300558
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Susan Street Costa Mesa, California	92626
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 662-5600

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Termination of Named Executive Officer.

Effective September 25, 2009, the employment of Marshall D. Lee, Executive Vice President, Engineering of Emulex Design and Manufacturing Corporation (“EDM”), one of the principal operating subsidiaries of Emulex Corporation (“Emulex”), was terminated.

(e) Agreement Regarding Employment Termination and Consulting.

In connection with the termination of employment of Marshall D. Lee, EDM and Mr. Lee entered into a letter agreement, dated as of September 25, 2009, regarding termination and consulting (the “Separation Agreement”). Pursuant to the terms of the Separation Agreement, effective as of the close of business on September 25, 2009, Mr. Lee would be retained as a consultant through September 24, 2010 on an as-needed basis in exchange for a $500 per month consulting fee. His consulting arrangement will automatically terminate if Mr. Lee becomes an employee or a consultant of certain Emulex competitors at any time before September 24, 2010. To the extent Mr. Lee remains a consultant through September 24, 2010, he will be entitled to continued vesting of Emulex restricted stock and stock options through September 24, 2010.

Subject to expiration of a statutory revocation period, EDM has also agreed to (i) pay Mr. Lee a lump sum payment of $246,389.99, less applicable withholdings, (ii) pay for the cost of insurance coverage under COBRA through June 30, 2010, and (iii) pay for up to $25,000 of executive outplacement counseling.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMULEX CORPORATION
(Registrant)

Date: September 25, 2009	By: /s/ James McCluney
James McCluney,
President and Chief Executive Officer